Exhibit 10(i)

TAYLOR DEVICES, INC.

Management Bonus Policy

                Under this Management Bonus Policy ("Policy"), the Compensation Committee (the "Committee") of the Board of Directors of Taylor Devices, Inc. (the "Company") may approve payment for performance based on an amount, calculated in the aggregate for all participants, of not more than 15% of the net income of the Company for the fiscal year then ended.

                Participants.  The Committee shall consider for participation in this Policy those executive officers of the Company named or to be named in the Company's Annual Meeting Proxy Statement.

                Time.  The Committee shall decide bonuses by August 15 of each year, based upon the financial performance of the Company for the fiscal year ended on the preceding May 31.  Bonuses shall be paid by August 15.

                Discretion.  The Committee shall have discretion to decide whether the financial performance of the Company supports the payment of bonuses, and to decide what the amount of any bonus shall be, provided that the aggregate bonuses for all participants with respect to the fiscal year most recently ended shall not exceed 15% of the net income of the Company for such fiscal year, as reported in the Company's audited financial statements for the fiscal year.  The Committee shall consider the effect that payment of bonuses will have on the Company's risk management practices and incentives to take or to reduce risk.  The Committee shall not be obligated to include any or all of the named executive officers in a bonus pool and shall not be obligated to award bonuses proportionately according to annual salary or any other criterion.

                Effectiveness.  This Policy became effective March 4, 2011, when it was approved by the Committee and by the Board of Directors of the Company.